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EXHIBIT 23.1.3

              [Letterhead of Eckert Seamans Cherin & Mellott, LLC]

February 17, 2004

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J262

Re:      Registration Statement on Form S-3
         ----------------------------------

Gentlemen/Ladies:

We have acted as counsel to Generex Biotechnology Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement") relating to a public offering of up to 2,481,007 shares of the Company's common stock (the "Common Stock") par value $.001 per share (the "Shares"). The Shares are proposed to be sold pursuant to the Registration Statement by certain shareholders and holders of warrants of the Company for their own accounts. Of the Shares, 1,984,806 shares of Common Stock are presently outstanding (the "Outstanding Shares"), and 496,201 shares represent Common Stock reserved for issuance upon the exercise of certain outstanding warrants (the "Underlying Shares").

We are familiar with the Registration Statement. We have reviewed the Company's Certificate of Incorporation and By-laws, each as amended to date. We also have examined such public and private corporate documents, certificates, instruments and corporate records, and have made such other and further investigation, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all of our examinations we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals. We have also made such investigations of law as we have considered necessary or appropriate to form a basis for this opinion.

On the basis of the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable and (ii) the Underlying Shares, when issued and sold upon the exercise of warrants and in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Pennsylvania and our opinion herein is limited to the Delaware General Corporation Law and the federal laws of the United States of America, to the extent applicable.

This opinion is limited to the facts and law as they may appear to us on the date hereof, and we assume no responsibility to update this opinion for changes in the law or new facts which may come to our attention.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and consent to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


Very truly yours,


/s/ ECKERT SEAMANS CHERIN & MELLOTT, LLC

gxm/jkh


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